UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 25, 2011

IVANHOE ENERGY INC.

(Exact name of registrant as specified in its charter)

Yukon, Canada	000-30586	98-0372413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 654 – 999 Canada Place Vancouver, BC, Canada	V6C 3E1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (604) 688-8323

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 25, 2011, Ivanhoe Energy Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) to sell, on a bought deal basis to a syndicate of underwriters (the “underwriters”), $50,000,000 aggregate principal amount of 5.75% convertible unsecured subordinated debentures (the “Debentures”) at a price of $1,000 per Debenture (the “Offering”). The Company has also granted the underwriters an over-allotment option to purchase up to an additional $7,500,000 aggregate principal amount of Debentures at the same price exercisable in  whole or in part any time for a period of 30 days following the closing of the Offering. The Debentures were offered and sold in a public offering in Canada, and were not registered under the U.S. Securities Act of 1933, as amended. The Offering is expected to close on or about June 9, 2011.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities arising under securities laws in Canada and the United States. The description of the Underwriting Agreement in this report is a summary and is qualified in its entirety by the terms of the Underwriting Agreement.

The Company plans to use the net proceeds of the Offering for repayment of a $40 million Convertible Promissory Note due to Talisman Energy Canada on July 11, 2011 and for general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2011	IVANHOE ENERGY INC.

	By:	/s/ Beverly A. Bartlett
Name: Beverly A. Bartlett
Title: Vice President and Corporate Secretary